UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 26, 2017
REALPAGE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34846 (Commission File Number)	75-2788861 (IRS Employer Identification No.)
2201 Lakeside Boulevard
Richardson, Texas 75082
(Address of principal executive offices, including zip code)
(972) 820-3000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.
On September 26, 2017, RealPage, Inc. (“RealPage”) completed its previously announced acquisition (the "Acquisition") of certain discrete assets (including the stock of certain entities) and liabilities of On-Site Manager, Inc., a California corporation (“On-Site”) and certain other affiliated parties, comprising substantially all of the existing business of On-Site (the “Business”), pursuant to an Asset Purchase Agreement (the “OS Purchase Agreement”), among RealPage, RP Newco XXII LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of RealPage (“Newco”), On-Site Manager, Inc., a California corporation, Relocation Services, Inc., a Wyoming corporation and wholly owned subsidiary of On-Site(“Relocation”), On-Site Data, Inc., a Wyoming corporation and wholly owned subsidiary of On-Site (“On-Site Data,” and together with On-Site and Relocation, the “Sellers”), certain other affiliated parties and significant stockholders of On-Site (collectively with the Sellers, the “Seller Parties”) and a designated representative of the Seller Parties. The Business consists of an online leasing platform that assimilates leads and converts them into leases for both the multifamily and single family housing industries.
Pursuant to the OS Purchase Agreement, RealPage paid approximately $250 million in cash, subject to reduction for outstanding indebtedness and unpaid transaction expenses, and subject to working capital adjustments, in exchange for the Business. RealPage retained a portion of the purchase price in connection with the Acquisition as a holdback to serve as security for the benefit of RealPage and its affiliates against the indemnification obligations of the Seller Parties. Subject to any indemnification claims made, the majority of the holdback funds will be released to the Sellers on the first anniversary of the closing of the Acquisition, with any remaining holdback funds being released on the third anniversary of the closing of the Acquisition.
The OS Purchase Agreement contains customary representations and warranties and covenants of RealPage, Newco and the Seller Parties, as well as indemnification obligations by the Seller Parties in the event of a breach of such representations, warranties and covenants. The representations, warranties and covenants contained in the OS Purchase Agreement were made only for purposes of the OS Purchase Agreement and as of the specified dates set forth therein, were solely for the benefit of the parties to the OS Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the OS Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of RealPage, Newco or the Seller Parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change, which subsequent information may or may not be fully reflected in RealPage’s public disclosures.
The foregoing summary is qualified in its entirety by the full text of the Asset Purchase Agreement, which RealPage will file with the Securities and Exchange Commission as an exhibit to a forthcoming periodic financial report.

Item 7.01	Regulation FD Disclosure.
On September 26, 2017, RealPage issued a press release announcing that it has closed its acquisition of On-Site. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements for Businesses Acquired.
The financial statements required by this item are not included in this filing. The required financial statements will be filed not later than 71 calendar days after October 2, 2017, the date that this Current Report on Form 8-K was required to be filed.

(b)	Pro Forma Financial Information.
The pro forma financial information required by this item is not included in this filing. The required pro forma financial information will be filed not later than 71 calendar days after October 2, 2017, the date that this Current Report on Form 8-K was required to be filed.

(d)	Exhibits.

Exhibit No.	Description
99.1*	RealPage, Inc. Press Release dated September 26, 2017

*	Furnished herewith.

The information furnished in this Current Report under Item 7.01 shall be deemed "furnished" and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.

By:
Stephen T. Winn
Chief Executive Officer, President and Chairman

Date: September 26, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1*	RealPage, Inc. Press Release dated September 26, 2017

*	Furnished herewith.